Exhibit 23.1
Consent of Independent Auditors
We consent to the use of our report dated March 15, 2022, with respect to the combined carve-out financial statements of GeneDx, Inc. and subsidiary included in the Proxy Statement of Sema4 Holdings Corp. dated March 31, 2022 and incorporated by reference in this Current Report on Form 8-K.
/s/ Ernst & Young

Miami, Florida
May 2, 2022